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                              ARC PROPERTIES, INC.
                                1401 Broad Street
                            Clifton, New Jersey 07013


May 31, 2002

Cedar Income Fund, Ltd.
44 South Bayles Avenue, Suite 304
Port Washington, New York  11050
Attn:  Leo S. Ullman, President

Gentlemen:

         Reference is made to the Compensation Agreement of even date. Defined terms herein shall have the meaning set forth in the Compensation Agreement.

         As a component of the various services provided and to be provided by ARC, ARC is currently structuring for Cedar a downREIT acquisition of two (2) properties, including Red Lion Shopping Center ("Red Lion") in Philadelphia, Pennsylvania and Golden Triangle Shopping Center ("GT") in Lancaster, Pennsylvania (individually, "Property" and collectively, the "Properties"). The acquisitions are being structured with ARC related entities ("ARC Affiliates") acquiring limited partnership (or other ownership) interests (the "Interest" or "Interests") in entities to be controlled by Cedar. It is anticipated that the ARC Affiliates will contribute approximately $4.4 million in capital for Red Lion and $4.1 million in capital for Golden Triangle.

         This is to confirm that the triggering event for effectiveness of the Compensation Agreement and the Warrant attached as Exhibit A to the Compensation Agreement shall be the closing of one or more of the Properties. Accordingly, on closing the acquisition by Cedar Group of an interest in one or more of the Properties (the "Cedar Investment") and the closing of the acquisition of an Interest in one or more of the Properties by the ARC Affiliates (the "ARC Investment"), ARC shall be entitled, in accordance with the terms of the Compensation Agreement and Warrant, to purchase up to 500,000 Operating Partnership Units ("O.P. Units") in the Operating Partnership (which are redeemable, subject to certain procedural requirements set forth in the Operating Partnership's Agreement of Limited Partnership, on a one for one basis for shares of Cedar common stock) as follows: (1) upon the closing of the Cedar Investment (acquiring a 20% general partnership interest) in Red Lion and the ARC Investment (acquiring 69% limited partnership interest) in Red Lion, ARC shall be entitled to purchase 250,000 O.P. Units; and (2) upon the closing of the Cedar Investment (acquiring a 20% general partnership interest) and the ARC Investment (acquiring a 69% limited partnership interest) in GT, ARC shall be entitled to purchase an additional 250,000 O.P. Units.

         Until the closing of the ARC Investment and the Cedar Investment, neither the Compensation Agreement nor the Warrant shall be effective or binding on any party and until such time all originals of such agreements shall be held in escrow.

                                                Very truly yours,

                                                ARC PROPERTIES, INC.,
                                                a New Jersey corporation


                                                By: /s/ Robert J. Ambrosi
                                                    ---------------------------
                                                    Robert J. Ambrosi, President





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AGREED AND ACCEPTED:

CEDAR INCOME FUND, LTD.,
Individually and on behalf of its Affiliates

By:  /s/ Leo S. Ullman
     -------------------------------
Its: President


CEDAR INCOME FUND PARTNERSHIP, L.P.

By:  /s/ Leo S. Ullman
     -------------------------------
Its: President


CEDAR BAY REALTY ADVISORS, INC.

By:  /s/ Leo S. Ullman
     -------------------------------
     Leo S. Ullman, President


SKR MANAGEMENT CORP.,

By:  /s/ Leo S. Ullman
     -------------------------------
     Leo S. Ullman, President


BRENTWAY MANAGEMENT, LLC,

By:  /s/ Leo S. Ullman
     -------------------------------
     Leo S. Ullman, President

/s/ Leo S. Ullman
    --------------------------------
    Leo S. Ullman, Individually